UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2012

A. H. BELO CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-33741	38-3765318
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P. O. Box 224866 Dallas, Texas	75222-4866
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 977-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 5, 2012, the Company announced that, as part of its continued efforts to streamline operations, John C. McKeon, president / General Manager of The Dallas Morning News and a named executive officer of the Company, will depart the Company in the first or second quarter of 2012 and pursue another senior executive management position in the media industry. A copy of the press release announcing McKeon’s departure is furnished as Exhibit 99.1 to this report and shall not be deemed filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 8.01.	Other Events.

On January 5, 2012, the Company issued a press release updating its fourth quarter and full-year 2011 guidance and also announcing that A. H. Belo and its former parent company, Belo Corp., divided the assets of Belo Investment, LLC (“Belo Investment”), a real estate investment company in which the Company and Belo Corp. each previously held a fifty percent interest. Belo Investment owned real estate in downtown Dallas near the two companies’ operating facilities and the City’s new convention center hotel complex. The division of jointly-owned real estate, which was effective December 31, 2011, was the last major step in separating the affairs of A. H. Belo and Belo Corp.

As of result of the Belo Investment transaction, A. H. Belo anticipates that fourth quarter 2011 financial results will include a non-cash expense of approximately $4.5 million. The Company will also record a liability of $0.8 million for deferred capital improvements to a property retained by Belo Corp. A copy of the press release is furnished as Exhibit 99.1 hereto and shall not be deemed to be filed for purposes of the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release dated January 5, 2012

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 6, 2012	A. H. BELO CORPORATION

	By:	/s/ David A. Gross
David A. Gross
Vice President/Investor Relations and Strategic Analysis

EXHIBIT INDEX

99.1	Press Release dated January 5, 2012